Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, Treasurer
(410) 568-1500

JUSTICE DEPARTMENT DENIES RAYCOM’S SALE OF WTVR-TV IN RICHMOND-PETERSBURG, VA TO SINCLAIR

BALTIMORE (August 27, 2008) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that The U.S. Department of Justice – Antitrust Division has informed Sinclair that they are declining to approve Sinclair as the acquirer of WTVR-TV in Richmond, VA.  The denial occurred pursuant to a Consent Decree entered into between Raycom Media, Inc., the current owner of WTVR-TV, and the Justice Department.  Under the Consent Decree, which was entered into by Raycom in order to obtain Justice Department approval of its earlier acquisition of three television stations from Lincoln Financial, any potential buyer of WTVR could be rejected unilaterally by the Justice Department without cause.

In June 2008, Sinclair announced that it had agreed to buy the assets of WTVR-TV (CBS 6) from Raycom Media, Inc. for $85.0 million and simultaneously sell the license assets of WRLH-TV (FOX 35) to Carma Broadcasting, LLC.  Following the sale of WRLH-TV, Sinclair would have provided sales and other non-programming related services to WRLH-TV.

Notwithstanding the action of the Justice Department, Sinclair believes that this proposed transaction would not have violated the anti-trust laws.  This situation, however, is unique because of the unilateral power held by the Justice Department under the Consent Decree into which Raycom had previously entered as part of a separate transaction.   In this particular case, however, it appears that the acquisition of WTVR-TV and the sale of the license assets of WRLH-TV will not occur.   Sinclair is continuing to explore its rights under its asset purchase agreement with Raycom.

 Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets after the sale.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.